Exhibit 99.1

American Land Lease Underwriters Exercise Over-Allotment Option

CLEARWATER, Fla., March 2, 2005 — American Land Lease, Inc. (NYSE: ANL) today announced the exercise and closing of the over-allotment option in connection with the underwritten public offering of shares of its 7.75% Series A Cumulative Redeemable Preferred Stock at a public offering price of $25 per share. The over-allotment option was fully exercised by the underwriters, resulting in today’s purchase of 100,000 additional shares. Proceeds to the company from the exercise of the over-allotment option, net of underwriting discounts and commissions, totaled $2,421,250.

Raymond James & Associates, Inc. acted as lead manager for the offering, and Stifel, Nicolaus & Company, Incorporated acted as co-manager. The shares were issued pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from Raymond James at Attn: Prospectus Department, 880 Carillon Parkway, St. Petersburg, Florida 33716.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

American Land Lease, Inc. is a real estate investment trust (REIT) that, as of December 31, 2004, held interests in 28 manufactured home communities with 6,931 operational home sites, 1,101 developed expansion sites, 960 undeveloped expansion sites and 129 recreational vehicle sites.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.